UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 4, 2022

VELODYNE LIDAR, INC.

(Exact name of registrant as specified in charter)

Delaware	001-38703	83-1138508
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5521 Hellyer Avenyue San Jose, California	95138
(Address of principal executive offices)	(Zip Code)

(669) 275-2251

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading symbol(s)	Name of exchange on which registered
Common stock, $0.0001 par value	VLDR	The Nasdaq Stock Market LLC
Warrants, each exercisable for three-quarters of one share of common stock	VLDRW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On February 4, 2022, Velodyne Lidar, Inc. (“Velodyne” or the “Company”) and Amazon.com, Inc. (“Amazon”) entered into a Transaction Agreement (the “Transaction Agreement”), pursuant to which, among other things, Velodyne agreed to issue to Amazon.com NV Investment Holdings LLC, a wholly owned subsidiary of Amazon (“NV Holdings”), a warrant (the “Warrant”) to acquire up to 39,594,032 shares (the “Warrant Shares”) of the Company’s common stock, par value $0.0001 per share (“Common Stock”), subject to adjustment and vesting in accordance with the terms and conditions set forth in the Warrant. The vesting of the Warrant Shares, as described below, is based on discretionary payments made by Amazon (whether made directly from Amazon, its affiliates or by a third party on behalf of Amazon) pursuant to existing commercial agreements between the Company and Amazon or its affiliates, which relate to the use of the Company’s technology to continue to improve the customer experience, any possible future commercial agreements between the Company and Amazon or its affiliates, and the anticipated entry into an agreement between the Company and Amazon or its affiliates related to the use of the Company’s technology (“Additional Commercial Agreement”).

Warrant

The Warrant Shares will vest over time based on discretionary payments to Velodyne by Amazon (whether made directly from Amazon, its affiliates or by a third party on behalf of Amazon) of up to $200 million. Upon entry into the Additional Commercial Agreement, certain Warrant Shares shall vest, and the number of shares that vest in connection with future payments by Amazon (whether made directly from Amazon, its affiliates or by a third party on behalf of Amazon) to Velodyne shall be reduced pro rata. Subject to vesting and certain conditions set forth therein, the Warrant may be exercised, in whole or in part and for cash or on a net exercise basis, at any time before February 4, 2030 at an exercise price of $4.18 per share, which was determined based on the 30-day volume-weighted average price for the Common Stock as of February 3, 2022. The exercise price and the Warrant Shares issuable upon exercise of the Warrant are subject to customary antidilution adjustments.

Upon the consummation of certain change of control transactions (as set forth in the Warrant), the Warrant will automatically vest and become exercisable with respect to (i) if the aggregate gross payments collectively paid to Velodyne or any of its affiliates is less than $100 million, 50% of the Warrant Shares that are not vested as of such date or (ii) if such gross payments are equal to or greater than $100 million, a number of Warrant Shares equal to the percentage of Warrant Shares that have previously vested, multiplied by the number of Warrant Shares that are not vested as of such date.

The foregoing summary is qualified in its entirety by reference to the Warrant, which is filed as Exhibit 4.1 hereto and is incorporated herein by reference.

Transaction Agreement

The Transaction Agreement sets forth certain governance arrangements and provisions relating to Amazon’s equity interest in the Company, including customary registration rights relating to the Warrant Shares, and includes customary representations and warranties and covenants of the Company and Amazon.

The Transaction Agreement contains certain restrictions on Amazon’s ability to transfer the Warrant and Warrant Shares. Under the Transaction Agreement, Amazon has the right to designate a board observer to Velodyne’s board of directors so long as the number of shares of Common Stock that it or its affiliates holds, equals at least 12,338,485 shares of Common Stock. Furthermore, the Transaction Agreement contains certain customary standstill restrictions that remain in effect during the period from the execution of the Transaction Agreement until such time as Amazon beneficially owns less than 5% of the Common Stock.

The issuance of the Warrant and of Warrant Shares, which are subject to the terms and conditions set forth in the Transaction Agreement and the Warrant, have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act and rules and regulations of the U.S. Securities and Exchange Commission promulgated thereunder. The Warrant was issued only to NV Holdings in connection with the transactions contemplated by the Transaction

Agreement. This current report on Form 8-K does not constitute an offer to sell, or a solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

The foregoing summary is qualified in its entirety by reference to the Transaction Agreement, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 3.02.	Unregistered Sales of Equity Securities.

The information provided under Item 1.01 of this Current Report on Form 8-K with respect to the issuance of the Warrants is incorporated by reference into this Item 3.02.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

4.1	Warrant to Purchase Common Stock of Velodyne Lidar, Inc., by and between Velodyne Lidar, Inc. and Amazon.com NV Investment Holdings LLC, dated as of February 4, 2022*

10.1	Transaction Agreement, by and between Velodyne Lidar, Inc. and Amazon.com, Inc., dated as of February 4, 2022*

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*	Portions of this document have been redacted pursuant to Item 601(b)(10)(iv) of Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VELODYNE LIDAR, INC.

By:	/s/ Andrew Hamer
Andrew Hamer
Chief Financial Officer

Date: February 7, 2022